SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                    FORM 8-K



                                 CURRENT REPORT



                            Pursuant to Section 13 of
                       the Securities Exchange Act of 1934




              Date of Earliest Event Reported: December 23, 1996




                            EASTERN EDISON COMPANY
             (Exact name of registrant as specified in this charter)


          Massachusetts               0-8480          04-1123095
(State or other jurisdiction of    (Commission    (I.R.S.  Employer
incorporation or organization)     File Number)   Identification No.)


110 Mulberry Street, Brockton, Massachusetts             02403
(Address of principal executive offices)               (Zip Code)




Item 5.   Other Events.



Settlement Agreement

     On December 23, 1996, Eastern Utilities Associates' (EUA) subsidiaries Eastern Edison Company (Eastern Edison) and Montaup Electric Company (Montaup) reached an agreement in principle with the Attorney General of Massachusetts and the Massachusetts Division of Energy Resources on a plan which would allow retail customers to choose their supplier of electricity in 1998 and provide Eastern Edison and Montaup full recovery of "stranded costs", prudently incurred embedded costs they would have been entitled to recover but cannot because of competitive market pressures. A formal plan is expected to be filed for approval with the Massachusetts Department of Public Utilities (MDPU) in the first quarter of 1997.

     The agreement envisions that all of Eastern Edison's customers will have the ability to choose an alternative supplier of electricity beginning on January 1, 1998. Until a customer chooses an alternative supplier, that customer would receive "Standard Offer" service which would be priced to guarantee that customer at least a ten percent savings from today's electricity prices. Eastern Edison would be required to arrange for "Standard Offer" service and would purchase power for "Standard Offer"
service from suppliers through a competitive bidding process.   The agreement
is also designed to achieve full divestiture of Montaup's generating assets via implementation of a plan, to be submitted to the MDPU by July 1, 1997, that would require (1) separation of Montaup of its generating and transmission businesses and (2) full market valuation and sale of all generating assets through an auction or equivalent process, to be conducted by an independent third party.

     Upon the commencement of retail choice in Massachusetts, Montaup's wholesale contract with Eastern Edison would be terminated. In return, the cost of Montaup's above market, embedded generation commitments to serve Eastern Edison's customers would be recovered, with a return, through a non-bypassable transition access charge to all Eastern Edison customers. The transition access charge would be reduced by the fair market value of Montaup's generating assets as determined by selling, spinning off, or otherwise disposing of such generating facilities.

     Embedded costs associated with generating plants and regulatory assets would be recovered, with a return, over a period of 12 years, with an initial return on equity of 8.92 percent. Purchased power contracts and nuclear decommissioning costs would be recovered as incurred over the life of those obligations, a period expected to extend beyond 12 years. The initial transition access charge would be set at 3.04 cents per kWh through December 31, 2000, and is expected to decline thereafter. As the transition access charge declines during the twelve-year transition period, Montaup would earn mitigation incentives which would supplement its return on equity above the initial 8.92 percent.

     The agreement also establishes performance-based regulation for Eastern Edison in place of traditional cost-of-service regulation. Under the agreement, Eastern Edison's distribution rates would be frozen at 1996 levels until December 31, 2000. Subsequent to the commencement of retail choice, Eastern Edison's annual return on equity would be subject to a floor of 6 percent and a ceiling of 11.75 percent. If Eastern Edison's return on equity so calculated is below 6 percent, it would be authorized to increase its rates to provide sufficient revenues to increase Eastern Edison's return on equity to 6 percent. If Eastern Edison's calculated return is above 11 percent, it would be required to reduce its rates by an amount necessary to reduce its calculated return on equity between 11 and 12.5 percent by 50 percent and the earnings above 12.5 percent by 100 percent. No adjustment would be made if the calculated return on equity falls between 6 percent and 11 percent.

     In addition to MDPU approval of the formal plan, implementation of the plan is also subject to the approval of the Federal Energy Regulatory Commission and may require enabling legislation by the Massachusetts legislature. Any disposition of generation assets would also require the approval of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935.

MDPU Docket #96-100

     On December 30, 1996 the MDPU issued its Model Rules in Docket # 96-100, the second phase of its investigation of the restructuring of the electric utility industry in Massachusetts and proposed legislation for consideration by the Massachusetts Legislature that would provide the MDPU with the mandate to implement these rules. The MDPU has indicated that its overall goal is to develop an efficient industry structure and regulatory framework that minimize costs to consumers while maintaining safe and reliable electric service with minimum impact on the environment. Consistent with the overall goal, the Model Rules provide for, among other things:

     - customer choice of electricity supplier with local distribution companies guaranteeing default service including continuation of low income protections and discounts;

     - independent central regional transmission system operator;

     - non-discriminatory open access transmission;

     - functional separation of distribution, generation and transmission;

     - distribution services remain a regulated monopoly;

     - commitment to significant environmental improvement;

     - funding mechanism to provide financial support for renewable and emerging technologies and continuation of demand-side management programs; and

     - reasonable opportunity for recovery of stranded costs.

     While Eastern Edison believes that the agreement with the Attorney General and the Division of Energy Resources is consistent with the requirements of these Model Rules, it is of the opinion that the MDPU has the authority to approve the agreement without officially promulgating them.

     This 8-K contains a discussion of future revenues and earnings which are "forward looking statements" under the federal securities law. Actual results could differ materially from those discussed and there can be no assurance that such estimates of future results could be achieved.


                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.



                              Eastern Edison Company



                              By: /s/ Richard M. Burns
                                Richard M. Burns, Vice President
                                (on behalf of the Registrant and as
                                Chief Accounting Officer)


January 6, 1997